Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-185869 on Form S-4, 333-170621, 333-170622, and 333-177055 on Form S-3 and 333-105728, 333-105729, 333-172569, 333-175268, and 333-175296 on Form S-8 of First PacTrust Bancorp, Inc. of our reports dated March 28, 2013 with respect to the consolidated financial statements of First PacTrust Bancorp, Inc., and the effectiveness of internal control over financial reporting, which reports appear in this Annual Report on Form 10-K of First PacTrust Bancorp, Inc. for the year ended December 31, 2012. Our report on the effectiveness of internal control over financial reporting as of December 31, 2012, contains an explanatory paragraph that states that First PacTrust Bancorp, Inc. merged with Beach Business Bank and acquired Gateway Business Bank during 2012, and management excluded from its assessment of the effectiveness of First PacTrust Bancorp, Inc.’s internal control over financial reporting as of December 31, 2012, Beach Business Bank and Gateway Business Bank internal control over financial reporting associated with total assets of $454.2 million and total revenues of $31.3 million included in the consolidated financial statements of First PacTrust Bancorp, Inc. and subsidiaries as of and for the year ended December 31, 2012. Our audit of internal control over financial reporting of First PacTrust Bancorp, Inc. also excluded an evaluation of internal control over financial reporting of Beach Business Bank and Gateway Business Bank.

/s/ KPMG LLP
KPMG LLP

Irvine, California

March 28, 2013